EXHIBIT 4.36
Loan Agreement
Borrower (Party A): Jetup Electronic (Shenzhen) Co., Ltd.
Address: Sanyidui Industrial Zone, Zhoushi Road, Jiuwei Village, Xixiang Town, Bao’an District,
Shenzhen, People’s Republic of China, (Post code: 518102)
Legal representative (person in charge): Ivan Chui
Lender (Party B): J.I.C. Technology Company Limited
Address: Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman KY1-111, Cayman Islands
Legal representative (person in charge): Ivan Chui
Foreword
1.	Party A signed External Loan Agreement (“Former Loan Agreement”) with Party B on Mar. 31, 2005, Party B agreed to lend external loan with the amount not more than HKD 50,000,000 to Party A, the term of the loan was from Apr. 1, 2005 to Mar. 31, 2006. External loan under the Former Loan Agreement has been fully repaid.

2.	To meet the demand of purchasing material of production and expense of daily operation resulting from the increasing business, Party A borrowed another external loan (“Loan Agreement”) from Party B with the amount of (capitalized) HKD Eleven Million Only (HKD 11,000,000) and the term of the loan was from Nov. 16, 2005 to Nov. 15, 2006.

3.	Term of certain loan was extended from Nov.16, 2006 to Nov. 15, 2007 in November 2006.

4.	In consideration of the expiration of the loan agreement, the term of certain loan is extended from Nov. 16, 2007 to Nov. 15, 2008 in accordance with the negotiation of both parties.
Having reached unanimity through consultation and negotiation, Party A and Party B, hereby agree to enter into the following Agreement to be abided by both parties.
Article 1 Amount of Loan
Party A borrowed from Party B with (capitalized) HK Dollars Eleven Million Only.
Article 2 Use of Loan
The loan shall be used to purchase production material and daily operation so as to meet the demand of increasing business of Party A.
Article 3 Term of Loan
The term of loan agreed hereby is one year, i.e. from Nov. 16, 2007 to Nov. 15, 2008.
Article 4
The annual percentage rate of the loan hereunder is 0% (interest free).

Article 5 Repayment
1. Repayment principle
In principle, the borrower shall repay the whole amount at date of expiration in case it has adequate capital, or Party A may select to repay by installments according to capital conditions; the loan may be extended through discussion.
2. Repayment method
The repayment shall be transferred by bank telegraph.
3. Prepayment
Party B agrees that Party A may repay the loan at any time in case its capital is adequate.
Article 6
This Agreement shall take effect from the date of being signed and sealed by the legal representative (person in charge) or authorized agent of Party A and person in charge or authorized agent of Party B.
Article 7
This Agreement is executed in triplicates. The Agreement shall be terminated automatically after the principal is repaid by Party A.
Article 8
This Agreement is in line with the laws of the People’s Republic of China, and shall be performed according to Hong Kong laws as well.
Party A (seal): Jetup Electronic (Shenzhen) Co., Ltd.
Legal representative (person in charge) or authorized agent (signature):
Original signature of Mr. Chui Kam Wai
Date: Nov.15, 2007
Party B (seal): J.I.C. Technology Company Limited
Person in charge or authorized agent (signature):
Original signature of Mr. Chui Kam Wai
Date: Nov.15, 2007

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